Exhibit 99.1

                  Bank of the Ozarks, Inc. Announces
          Record Fourth Quarter and Full Year 2003 Earnings

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Jan. 13, 2004--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced record earnings for the fourth quarter and year ended December 31, 2003. Net income for 2003 totaled $20,201,000, a 40.2% increase over net income of $14,406,000 for 2002. Diluted earnings per share were $1.24 for 2003 compared to $0.92 for 2002, an increase of 34.8%.
    For the quarter ended December 31, 2003, net income totaled $5,612,000, a 34.2% increase over net income of $4,181,000 for the fourth quarter of 2002. Diluted earnings per share for the fourth quarter of 2003 were $0.34, compared to $0.26 for the same period in 2002, an increase of 30.8%.
    On December 10, 2003 the Company completed a 2-for-1 stock split, in the form of a stock dividend, effected by issuing one share of common stock for each share of such stock outstanding on November 26, 2003. This was the Company's second 2-for-1 stock split in two years, with the first completed on June 17, 2002. All share and per share information contained in this release has been adjusted to give effect to these stock splits.
    The Company's returns on average assets and average stockholders' equity for 2003 were 1.69% and 23.63%, respectively, compared with 1.56% and 22.46%, respectively, for 2002. Annualized returns on average assets and average stockholders' equity for the fourth quarter of 2003 were 1.65% and 23.47%, respectively, compared with 1.65% and 23.44%, respectively, for the fourth quarter of 2002.
    Loans and leases were $909 million at December 31, 2003 compared to $718 million at December 31, 2002, an increase of 26.6%. Deposits were $1.062 billion at December 31, 2003 compared to $790 million at December 31, 2002, an increase of 34.4%. Total assets were $1.387 billion at December 31, 2003, a 33.9% increase from $1.036 billion at December 31, 2002.
    In June of 2003 the Company closed its purchase of RVB Bancshares, Inc. ("RVB") acquiring $41 million in loans and $50 million in deposits. Excluding these loans and deposits, in 2003 the Company's loans and leases grew $150 million, or 20.9%, and its deposits grew $222 million, or 28.1%.
    Stockholders' equity increased 35.1% from $72.9 million at December 31, 2002 to $98.5 million at December 31, 2003, resulting in book value per share increasing 29.1% from $4.70 to $6.07. The Company's ratio of common equity to assets increased from 7.04% as of December 31, 2002 to 7.10% as of December 31, 2003, and its ratio of tangible common equity to assets decreased from 6.80% as of December 31, 2002 to 6.67% as of December 31, 2003.
    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "We enjoyed strong momentum in the fourth quarter, as we have throughout 2003, from continued implementation of our growth and de novo branching strategy. During the fourth quarter loans and leases grew $49 million and deposits grew $67 million, or 23% and 27% annualized, respectively. This growth highlights the tremendous potential within our branch network. As expected fourth quarter mortgage income dropped sharply to a more normal level. In addition we absorbed the cost of $28 million of trust preferred securities issued in the last week of September. However, record levels of net interest income, service charge income and trust income, combined with a lower effective tax rate, gave us our twelfth consecutive quarter of record net income and earnings per share. We have now reported record net income in 26 of the last 28 quarters. This was a great finish to 2003. We are excited about the opportunities ahead."

    NET INTEREST INCOME

    Net interest income for 2003 increased 22.4% to $48,768,000 compared to $39,837,000 for 2002. Net interest margin, on a fully taxable equivalent basis, was 4.52% in 2003 compared to 4.69% in 2002, a decrease of 17 basis points. Net interest income for the fourth quarter of 2003 increased 26.1% to $13,469,000 compared to $10,685,000 for the fourth quarter of 2002. The Company has now achieved eleven consecutive quarters of record net interest income. Net interest margin, on a fully taxable equivalent basis, was 4.45% for the fourth quarter of 2003, a decrease of 18 basis points from 4.63% for the fourth quarter of 2002.
    In previous financial statements and reports, the Company has consolidated the various trusts through which it has issued trust preferred securities ("TPS") and reported the TPS between liabilities and equity on the balance sheet and reported the dividends paid on the TPS in the same manner as distributions to minority interest. The Financial Accounting Standards Board ("FASB") had previously issued FASB Interpretation No. 46 ("FIN 46") and, in December 2003, issued a revision to FIN 46 to clarify certain provisions, including provisions related to accounting for TPS. As a result of the provisions in revised FIN 46, the Company's independent accountants have advised that the trusts should be deconsolidated, with the Company accounting for its investment in the trusts as assets, its subordinated debentures as debt, and the interest paid thereon as interest expense. FIN 46 permits and encourages restatement of prior period results and accordingly all financial information contained in this release has been adjusted to give effect to the revised provision of FIN 46. While these changes had no effect on previously reported net income or earnings per share, they reduced net interest margin, increased the efficiency ratio and in some cases very modestly changed certain other financial data previously reported.
    Mr. Gleason stated, "The extraordinary low level of interest rates, a high level of prepayments in our loan and securities portfolios and our efforts to increase our percentage of variable rate loans combined to cause some reduction in our 2003 net interest margin from the high levels achieved in 2002. In addition our issuance of $28 million of TPS in the last week of September further reduced our net interest margin even though we earned a small positive spread on investment of the proceeds. Notwithstanding these factors, we are pleased that our strong growth in loans and other earning assets allowed us to achieve record net interest income in each of the last eleven quarters. As prepayments slowed in the fourth quarter, our net interest margin improved slightly. Net interest margin was 4.42% in October, 4.47% in November and 4.47% in December."

    NON-INTEREST INCOME

    Non-interest income for 2003 was $17,391,000 compared with $11,689,000 for 2002, a 48.8% increase. Non-interest income for the fourth quarter of 2003 was $4,128,000 compared to $3,794,000 for the fourth quarter of 2002, an 8.8% increase.
    During 2003 the Company achieved record levels of income from service charges on deposit accounts, mortgage lending and trust services. The Company also benefited in 2003 from income from bank owned life insurance purchased early in the fourth quarter of 2002 and from $144,000 of securities gains compared to $217,000 of securities losses in 2002. Non-interest income accounted for 26.3% of the Company's 2003 revenue compared to 22.7% of its 2002 revenue.
    While mortgage income declined from the third quarter to the fourth quarter of 2003 as a result of a substantial reduction in refinancing activity, the Company still set new records for income from service charges on deposit accounts and trust income in the fourth quarter of 2003. Non-interest income accounted for 23.5% of the Company's total revenue in the fourth quarter of 2003 compared to 26.2% in the comparable quarter of 2002.

    NON-INTEREST EXPENSE

    Non-interest expense for 2003 was $31,992,000 compared with $24,915,000 for 2002, an increase of 28.4%. The Company's efficiency ratio for 2003 was 47.5% compared to 47.9% for 2002. Non-interest expense for the fourth quarter of 2003 was $8,855,000 compared with $6,839,000 for the fourth quarter of 2002, an increase of 29.5%. The Company's efficiency ratio for the fourth quarter of 2003 was 49.0% compared to 46.9% for the fourth quarter of 2002. Implementation of FIN 46, as discussed above, modestly increased the Company's efficiency ratio in prior periods from the results previously reported.
    A number of factors contributed to the Company's growth in non-interest expense in 2003, but the most significant was the Company's continued growth and expansion. During 2003 the Company continued to pursue its growth and de novo branching strategy, resulting in the addition of eight new banking offices and two new loan production offices. The new offices included two opened during the fourth quarter - one in Benton, Arkansas and one by conversion of the Company's loan production office in Mountain Home, Arkansas to a full service banking office. In addition, the Company's high volume of mortgage business and trust income in 2003 resulted in increased levels of variable compensation expense including commissions, incentives and bonuses.
    Mr. Gleason stated, "Our growth and de novo branching strategy necessarily entails growth in overhead as we routinely add new offices and staff. Our goal is to achieve an even faster rate of revenue growth. With this strong focus on revenue growth, we have consistently achieved favorable efficiency ratios."

    ASSET QUALITY, CHARGE-OFFS AND RESERVES

    Nonperforming loans and leases as a percent of total loans and leases were 0.47% at year-end 2003 compared to 0.31% as of year-end 2002. Nonperforming assets as a percent of total assets were 0.36% as of year-end 2003, compared to 0.24% as of year-end 2002. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 0.77% at year-end 2003 compared to 0.75% at year-end 2002.
    Mr. Gleason stated, "While our ratios of nonperforming loans and leases and nonperforming assets are above the year-end 2002 levels, we have seen improvement in these ratios over the last two quarters. Nonperforming loans and leases as a percent of total loans and leases have improved from 0.53% at June 30, 2003 and 0.50% at September 30 to 0.47% at year-end. Nonperforming assets as a percent of total assets have improved from 0.42% at June 30, 2003 and 0.41% at September 30 to 0.36% at year-end. As we previously indicated RVB's underwriting and credit administration processes were not on par with ours and we expected it would take several quarters to bring that portfolio's ratios into conformity with our historical ratios. We have made good progress in that regard over the past two quarters and, as expected, still have some work to do."
    The Company's net charge-off ratio was 0.20% for 2003 compared to 0.22% for 2002. The Company's annualized net charge-off ratio for the fourth quarter of 2003 was 0.11% compared to 0.26% for the fourth quarter of 2002.
    The Company's allowance for loan and lease losses increased to $13.8 million at December 31, 2003, or 1.52% of total loans and leases, compared to $10.9 million, or 1.52% of total loans and leases, at December 31, 2002. The increase in the allowance for loan and lease losses in 2003 is primarily a result of the growth in the Company's loan and lease portfolio. As of December 31, 2003, the Company's allowance for loan and lease losses equaled 326% of its nonperforming loans and leases.

    INCOME TAXES

    In 2003 the Company's effective tax rate improved as the Company added a higher volume of securities exempt from Arkansas or federal income taxes or both. In addition in the fourth quarter of 2003, the Company made two Community Reinvestment Act investments which generated substantial state income tax credits. Because of limitations in annual usage of these credits, approximately one-half of the credits generated will be carried over to 2004 or future years. The effect of these transactions in the fourth quarter was to reduce the Company's 2003 combined federal and state income taxes by $556,000. The Company incurred related non-interest expense of $320,000 in the fourth quarter as a result of an impairment charge which the Company recorded to reduce the carrying value of these investments to an amount equal to the portion of these investments effectively backed by triple A-rated municipal bonds which is fair value. These investments should produce comparable tax benefits and impairment charges in 2004, although such benefits and charges are expected to be recognized ratably throughout 2004.

    GROWTH AND EXPANSION

    The Company expects to continue its growth and de novo branching strategy in 2004. While the Company's plans for new offices are subject to change as a result of changes in economic conditions, Company financial performance, competitive conditions and opportunities, and other factors, the Company now expects to add eight new banking offices in 2004 and may also seek to convert some or all of its three loan production offices to full service banking offices. Opening new offices is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approvals and many other conditions and contingencies. Conversion of the Company's three loan production offices to full service banking offices will also require the obtaining of one or more charters with authority to conduct banking operations in Texas and North Carolina.

    TRUST PREFERRED SECURITIES

    The Company's issuance of $28 million of TPS in September 2003 was intended, in part, to provide funds for the possible prepayment of the Company's $17.3 million of 9% TPS which are prepayable on or after June 18, 2004. While the Company will not make a final decision on the prepayment until mid-May 2004, it is likely that it will prepay the TPS either late in the second quarter or early in the third quarter of 2004. This prepayment would result in a pretax charge for approximately $852,000 of unamortized debt issuance costs. Assuming a 2% cost of funds, it would take approximately 8.5 months for this prepayment to generate interest savings equal to the debt issuance charge.

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Wednesday, January 14, 2004. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for Bank of the Ozarks' conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 4655019. The telephone playback will be available through January 31, 2004 and the website recording of the call will be available for 12 months.

    GENERAL

    This release contains forward looking statements regarding the Company's plans, expectations and outlook for the future including, among others, statements regarding the opening of new offices, the conversion of existing loan production offices to full service banking offices, the possible prepayment of certain trust preferred securities, the realization of future benefits from state tax credits, and the recognition of future impairment charges. Actual results may differ materially from those projected in such forward looking statements, due, among other things, to continued interest rate changes, competitive factors, general economic conditions, and their effects on the credit worthiness of borrowers and collateral values, the ability to attract new deposits and loans, delays in identifying and opening satisfactory sites, delays in or inability to obtain required regulatory approvals or charters, changes in the Company's tax position, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2002 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
    Bank of the Ozarks, Inc. trades on the NASDAQ National Market under the symbol "OZRK". The Company owns a state chartered subsidiary bank that conducts banking operations through 41 offices in 26 communities throughout northern, western and central Arkansas and loan production offices in Charlotte, North Carolina and Frisco and Dallas, Texas. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.

                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                            Three Months Ended
                                               December 31,
                                     ---------------------------------
                                        2003        2002     % Change
                                     ----------  ----------  ---------
Income statement data:
----------------------
 Net interest income                 $   13,469  $   10,685      26.1%
 Provision for possible loan and
  lease losses                              970       1,085     (10.6)
 Non-interest income                      4,128       3,794       8.8
 Non-interest expenses                    8,855       6,839      29.5
 Net income to common shareholders        5,612       4,181      34.2

Common stock data:(a)
---------------------
 Net income per share - diluted      $     0.34  $     0.26      30.8%
 Net income per share - basic              0.35        0.27      29.6
 Cash dividends per share                 0.065        0.05      30.0
 Book value per share                      6.07        4.70      29.1
 Diluted shares outstanding              16,522      15,851
 End of period shares outstanding        16,233      15,506

Balance sheet data at period end:
---------------------------------
 Total assets                        $1,386,529  $1,035,853      33.9%
 Total loans and leases                 909,147     717,895      26.6
 Allowance for loan and lease losses     13,820      10,936      26.4
 Total investment securities            364,320     232,168      56.9
 Goodwill                                 4,935       1,808     173.0
 Other intangibles - net of
  amortization                            1,441         863      67.0
 Total deposits                       1,062,064     790,173      34.4
 Repurchase agreements with
  customers                              29,898      20,739      44.2
 Other borrowings                       145,541     129,366      12.5
 Subordinated debentures                 46,651      17,783     162.3
 Stockholders' equity                    98,486      72,918      35.1
 Loan and lease to deposit ratio          85.60%      90.85%

Selected ratios:
----------------
 Return on average assets (b)              1.65%       1.65%
 Return on average stockholders'
  equity (b)                              23.47       23.44
 Average equity to total average
  assets                                   7.04        7.06
 Net interest margin - FTE (b)             4.45        4.63
 Overhead ratio (b)                        2.61        2.71
 Efficiency ratio                         48.99       46.86
 Allowance for possible loan and
  lease losses to total loans and
  leases                                   1.52        1.52
 Nonperforming loans and leases to
  total loans and leases                   0.47        0.31
 Nonperforming assets to total
  assets                                   0.36        0.24
 Net charge-offs to average loans
  and leases (b)                           0.11        0.26

Other information:
------------------
 Non-accrual loans and leases        $    4,235  $    2,194
 Accruing loans and leases-90 days
  past due                                    -           -
 ORE and repossessions                      780         333


                                                 Year Ended
                                                 December 31,
                                     ---------------------------------
                                        2003        2002      % Change
                                     ----------  ----------  ---------
Income statement data:
----------------------
 Net interest income                 $   48,768  $   39,837      22.4%
 Provision for possible loan and
  lease losses                            3,865       3,660       5.6
 Non-interest income                     17,391      11,689      48.8
 Non-interest expenses                   31,992      24,915      28.4
 Net income to common shareholders       20,201      14,406      40.2

Common stock data:(a)
---------------------
 Net income per share - diluted      $     1.24  $     0.92      34.8%
 Net income per share - basic              1.27        0.94      35.1
 Cash dividends per share                  0.23       0.155      48.4
 Book value per share                      6.07        4.70      29.1
 Diluted shares outstanding              16,287      15,689
 End of period shares outstanding        16,233      15,506

Balance sheet data at period end:
---------------------------------
 Total assets                        $1,386,529  $1,035,853      33.9%
 Total loans and leases                 909,147     717,895      26.6
 Allowance for loan and lease losses     13,820      10,936      26.4
 Total investment securities            364,320     232,168      56.9
 Goodwill                                 4,935       1,808     173.0
 Other intangibles - net of
  amortization                            1,441         863      67.0
 Total deposits                       1,062,064     790,173      34.4
 Repurchase agreements with
  customers                              29,898      20,739      44.2
 Other borrowings                       145,541     129,366      12.5
 Subordinated debentures                 46,651      17,783     162.3
 Stockholders' equity                    98,486      72,918      35.1
 Loan and lease to deposit ratio          85.60%      90.85%

Selected ratios:
----------------
 Return on average assets (b)              1.69%       1.56%
 Return on average stockholders'
  equity (b)                              23.63       22.46
 Average equity to total average
  assets                                   7.14        6.96
 Net interest margin - FTE (b)             4.52        4.69
 Overhead ratio (b)                        2.67        2.70
 Efficiency ratio                         47.51       47.94
 Allowance for possible loan and
  lease losses to total loans and
  leases                                   1.52        1.52
 Nonperforming loans and leases to
  total loans and leases                   0.47        0.31
 Nonperforming assets to total
  assets                                   0.36        0.24
 Net charge-offs to average loans
  and leases (b)                           0.20        0.22

Other information:
------------------
 Non-accrual loans and leases        $    4,235  $    2,194
 Accruing loans and leases-90 days
  past due                                    -           -
 ORE and repossessions                      780         333

(a) Adjusted to give effect to 2-for-1 stock splits effective December 10, 2003 and June 17, 2002
(b) Ratios annualized based on actual days

Note:  All data adjusted to comply to FASB Interpretation No. 46


                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                             3/31/02    6/30/02    9/30/02   12/31/02
                           ---------  ---------  ---------  ---------
Earnings Summary:
-----------------
 Net interest income       $   8,925  $   9,785  $  10,442  $  10,685
 Federal tax (FTE)
  adjustment                     138         95         95        114
                           ---------  ---------  ---------  ---------
 Net interest margin (FTE)     9,063      9,880     10,537     10,799
 Loan and lease loss
  provision                     (550)      (945)    (1,080)    (1,085)
 Non-interest income           2,204      2,721      2,970      3,794
 Non-interest expense         (5,636)    (6,058)    (6,382)    (6,839)
                           ---------  ---------  ---------  ---------
 Pretax income (FTE)           5,081      5,598      6,045      6,669
 FTE adjustment                 (138)       (95)       (95)      (114)
 Provision for taxes          (1,849)    (2,068)    (2,254)    (2,374)
                           ---------  ---------  ---------  ---------
   Net income              $   3,094  $   3,435  $   3,696  $   4,181
                           =========  =========  =========  =========

 Earnings per share -
  diluted (a)              $    0.20  $    0.22  $    0.23  $    0.26

Non-interest Income
Detail:
-------------------
 Trust income              $     162  $     163  $     177  $     227
 Service charges on
  deposit accounts             1,505      1,806      1,770      1,859
 Mortgage lending income         494        498        734      1,197
 Gain (loss) on sale of
  assets                           9         21          8          4
 Security gains (losses)        (217)         -          -          -
 Bank owned life insurance
  income                           -          -          -        236
 Other                           251        233        281        271
                           ---------  ---------  ---------  ---------
   Total non-interest
    income                 $   2,204  $   2,721  $   2,970  $   3,794

Non-interest Expense
Detail:
--------------------
 Salaries and employee
  benefits                 $   3,202  $   3,461  $   3,653  $   4,078
 Net occupancy expense           859        878        872        887
 Other operating expenses      1,537      1,681      1,819      1,836
 Amortization of other
  intangibles - pretax            38         38         38         38
                           ---------  ---------  ---------  ---------
   Total non-interest
    expense                $   5,636  $   6,058  $   6,382  $   6,839

Allowance for Loan and
Lease Losses:
----------------------
 Balance beginning of
  period                   $   8,712  $   8,963  $   9,649  $  10,308
 Allowance added in bank
  acquisition                      -          -          -          -
 Net charge offs                (299)      (259)      (421)      (457)
 Loan and lease loss
  provision                      550        945      1,080      1,085
                           ---------  ---------  ---------  ---------
   Balance at end of
    period                 $   8,963  $   9,649  $  10,308  $  10,936

Selected Ratios:
----------------
 Net interest margin -
  FTE (b)                       4.58%      4.78%      4.78%      4.63%
 Overhead expense
  ratio (b)                     2.65       2.73       2.72       2.71
 Efficiency ratio              50.02      48.08      47.25      46.86
 Nonperforming loans and
  leases/total loans and
  leases                        0.22       0.37       0.39       0.31
 Nonperforming
  assets/total assets           0.22       0.31       0.34       0.24
 Loans and leases past due
  30 days or more,
  including past due non-
  accrual loans and
  leases, to total loans
  and leases                    0.79       0.69       0.83       0.75

                           3/31/03     6/30/03    9/30/03    12/31/03
                          ---------   ---------  ---------  ---------
Earnings Summary:
-----------------
 Net interest income      $  10,866   $  11,775  $  12,658  $  13,469
 Federal tax (FTE)
  adjustment                    180         207        312        479
                          ---------   ---------  ---------  ---------
 Net interest margin (FTE)   11,046      11,982     12,970     13,948
 Loan and lease loss
  provision                    (750)     (1,095)    (1,050)      (970)
 Non-interest income          3,534       4,582      5,147      4,128
 Non-interest expense        (6,754)     (7,754)    (8,629)    (8,855)
                          ---------   ---------  ---------  ---------
 Pretax income (FTE)          7,076       7,715      8,438      8,251
 FTE adjustment                (180)       (207)      (312)      (479)
 Provision for taxes         (2,421)     (2,668)    (2,852)    (2,160)
                          ---------   ---------  ---------  ---------
   Net income             $   4,475   $   4,840  $   5,274  $   5,612
                          =========   =========  =========  =========

 Earnings per share -
  diluted (a)             $    0.28   $    0.30  $    0.32  $    0.34

Non-interest Income
Detail:
-------------------
 Trust income             $     237   $     312  $     493  $     523
 Service charges on
  deposit accounts            1,674       1,981      2,043      2,063
 Mortgage lending income      1,042       1,626      1,958        922
 Gain (loss) on sale of
  assets                         11          (8)         8          8
 Security gains (losses)          -          97         36         11
 Bank owned life
  insurance income              284         291        299        258
 Other                          286         283        310        343
                            --------    --------   --------  ---------
   Total non-interest
    income                $   3,534   $   4,582  $   5,147  $   4,128

Non-interest Expense
Detail:
--------------------
 Salaries and employee
  benefits                $   4,068   $   4,511  $   5,186  $   4,647
 Net occupancy expense          994       1,095      1,179      1,152
 Other operating expenses     1,654       2,105      2,202      2,994
 Amortization of other
  intangibles - pretax           38          43         62         62
                          ---------   ---------  ---------  ---------
   Total non-interest
    expense               $   6,754   $   7,754  $   8,629  $   8,855

Allowance for Loan and
Lease Losses:
----------------------
 Balance beginning of
  period                  $  10,936   $  11,124  $  12,579  $  13,100
 Allowance added in bank
  acquisition                     -         660          -          -
 Net charge offs               (562)       (300)      (529)      (250)
 Loan and lease loss
  provision                     750       1,095      1,050        970
                            --------    --------   --------  ---------
   Balance at end of
    period                $  11,124   $  12,579  $  13,100  $  13,820

Selected Ratios:
----------------
 Net interest margin -
  FTE (b)                      4.63%       4.54%      4.48%      4.45%
 Overhead expense
  ratio (b)                    2.61        2.71       2.75       2.61
 Efficiency ratio             46.32       46.81      47.63      48.99
 Nonperforming loans and
  leases/total loans and
  leases                       0.27        0.53       0.50       0.47
 Nonperforming assets/
  total assets                 0.21        0.42       0.41       0.36

 Loans and leases past due
  30 days or more,
  including past due non-
  accrual loans and
  leases, to total loans
  and leases                  0.77        0.76       0.64       0.77

(a) Adjusted to give effect to 2-for-1 stock splits effective
    December 10, 2003 and June 17, 2002
(b) Annualized

Note: All data adjusted to comply to FASB Interpretation No. 46


                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited

                      Quarter Ended                Year Ended
                    December 31, 2003           December 31, 2003
               --------------------------- ---------------------------
                 Average   Income/  Yield/   Average   Income/  Yield/
                 Balance   Expense   Rate    Balance   Expense   Rate
               ----------- -------- ------ ----------- -------- ------
   ASSETS
Earnings assets:
 Interest
  bearing
  deposits and
  federal funds
  sold           $      427  $     5  4.91% $      467  $    24  5.30%
 Investment
  securities:
  Taxable           290,514    3,366  4.60     255,013   11,958  4.69
  Tax-exempt -
   FTE               73,367    1,312  7.10      43,282    3,103  7.17
 Loans and
  leases - FTE      879,472   14,438  6.51     806,535   54,976  6.82
                 ----------  -------        ----------  -------
    Total
     earnings
     assets       1,243,780   19,121  6.10   1,105,297   70,061  6.34
Non-earning
 assets             103,039                     92,049
                 ----------                 ----------
    Total
     assets      $1,346,819                 $1,197,346
                 ==========                 ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and
   interest
   bearing
   transaction   $  366,187  $   806  0.87% $  343,776  $ 3,521  1.02%
  Time deposits
   of $100,000 or
   more             352,874    1,434  1.61     294,028    5,395  1.83
  Other time
   deposits         199,357      959  1.91     190,593    4,135  2.17
                 ----------  -------        ----------  -------
   Total interest
    bearing
    deposits        918,418    3,199  1.38     828,397   13,051  1.58
  Repurchase
   agreements
   with customers    32,152       82  1.01      30,347      317  1.04
  Other borrowings  141,245    1,185  3.33     127,326    4,803  3.77
  Subordinated
   debentures        46,651      707  6.01      25,336    1,944  7.67
                 ----------  -------        ----------  -------
   Total interest
    bearing
    liabilities   1,138,466    5,173  1.80   1,011,406   20,115  1.99
Non-interest
 bearing
 liabilities:
 Non-interest
  bearing
  deposits          108,390                     95,523
 Other non-
  interest
  bearing
  liabilities         5,101                      4,946
                 ----------                 ----------
   Total
    liabilities   1,251,957                  1,111,875
Stockholders'
 equity              94,862                     85,471
                 ----------                 ----------
   Total
    liabilities
    and
    stockholders'
    equity       $1,346,819                 $1,197,346
                 ==========                 ==========
Interest rate
 spread - FTE                         4.30%                      4.35%

Net interest                 -------                    -------
 income - FTE                $13,948                    $49,946
                             =======                    =======
Net interest
 margin - FTE                         4.45%                      4.52%


Note: All data adjusted to comply to FASB Interpretation No. 46

    CONTACT: Bank of the Ozarks Inc., Little Rock
             Randy Oates, 501-978-2226